Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Complete Solaria, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	30,450,000	(2)	$1.495	(3)	$45,524,272.50	0.0001476	$6,719.39
		Total Offering Amounts						$45,524,272.50	0.0001476	$6,719.39
		Total Fees Previously Paid								$—
		Total Fee Offsets								$—
		Net Fee Due								$6,719.39

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Complete Solaria, Inc. (the “Company”) as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)

Includes 30,000,000 shares of Common Stock that the Company may elect, in its sole discretion, to issue and sell to White Lion Capital, LLC (“White Lion”) pursuant to the Common Stock Purchase Agreement, dated July 16, 2024, as amended on July 24, 2024 (the “White Lion Purchase Agreement”), and 450,000 shares of Common Stock that may be issued to White Lion as consideration for it entering into the White Lion Purchase Agreement (assuming the shares to be issued are sold at a price of $1.00 per share).

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on the Nasdaq Stock Market on July 23, 2024. This calculation is in accordance with Rule 457(c) of the Securities Act.